Horizon Technology Finance Announces Third Quarter 2023 Financial Results

- Third Quarter 2023 Net Investment Income per Share of $0.53; NAV per Share of $10.41 -

- Debt Portfolio Yield of 17.1% -

- Grew Portfolio Year over Year by 15% to $729 Million -

- Horizon Platform Ends Quarter with Committed Backlog of $222 Million,
Including $202 Million in HRZN Commitments -

- Declares Regular Monthly Distributions Totaling $0.33 per Share through March 2024 and $0.05 Special

Distribution Payable in December 2023 -

Farmington, Connecticut – October 31, 2023 – Horizon Technology Finance Corporation (NASDAQ: HRZN) (“Horizon” or the “Company”), an affiliate of Monroe Capital, and a leading specialty finance company that provides capital in the form of secured loans to venture capital backed companies in the technology, life science, healthcare information and services, and sustainability industries, today announced its financial results for the third quarter ended September 30, 2023.

Third Quarter 2023 Highlights

●	Net investment income (“NII”) of $17.4 million, or $0.53 per share, compared to $11.1 million, or $0.43 per share for the prior-year period
●	Total investment portfolio of $729.1 million as of September 30, 2023
●	Net asset value of $346.6 million, or $10.41 per share, as of September 30, 2023
●	Annualized portfolio yield on debt investments of 17.1% for the quarter
●	HRZN funded eight loans totaling $88.4 million
●	HRZN’s investment adviser, Horizon Technology Finance Management LLC (“HTFM”), originated $88.9 million through its lending platform (“Horizon Platform”), inclusive of the loans funded by Horizon
●	Raised total net proceeds of approximately $13.9 million with “at-the-market” (“ATM”) offering program
●	Experienced liquidity events from five portfolio companies
●	Cash of $47.3 million and credit facility capacity of $194.0 million as of September 30, 2023
●	Held portfolio of warrant and equity positions in 99 companies as of September 30, 2023
●	Undistributed spillover income of $1.23 per share as of September 30, 2023
●	Subsequent to quarter end, declared distributions of $0.11 per share payable in January, February and March 2024 and a special distribution of $0.05 per share payable in December 2023

“In the third quarter, our debt portfolio yield of over 17% continued to generate net investment income that exceeded our distributions, while we opportunistically added select venture debt investments to our portfolio and committed backlog,” said Robert D. Pomeroy, Jr., Chairman and Chief Executive Officer of Horizon. “We also raised equity of $13.9 million from the sale of our common stock through our ATM, which provides additional liquidity to make new debt investments.”

“In terms of credit, our NAV per share was impacted in the quarter by stressed investments. We continue to work diligently to ensure optimal outcomes for all of our investments,” continued Mr. Pomeroy. “As we close out the year, in light of the current macro environment, persistent inflation and reduced venture investing, we will remain cautious with respect to growing HRZN’s portfolio of debt investments, but believe that there remain select excellent investment opportunities.”

Third Quarter 2023 Operating Results

Total investment income for the quarter ended September 30, 2023 grew 25.3% to $29.1 million, compared to $23.3 million for the quarter ended September 30, 2022, primarily due to growth in interest income on investments resulting from an increase in the average size of the debt investment portfolio.

The Company’s dollar-weighted annualized yield on average debt investments for the quarter ended September 30, 2023 and 2022 was 17.1% and 15.9%, respectively. The Company calculates the dollar-weighted annualized yield on average debt investments for any period measured as (1) total investment income (excluding dividend income) during the period divided by (2) the average of the fair value of debt investments outstanding on (a) the last day of the calendar month immediately preceding the first day of the period and (b) the last day of each calendar month during the period. The dollar-weighted annualized yield on average debt investments is higher than what investors will realize because it does not reflect expenses or any sales load paid by investors.

Total expenses for the quarter ended September 30, 2023 were $11.6 million, compared to $12.0 million for the quarter ended September 30, 2022. The decrease was primarily due to a $2.8 million decrease in performance-based incentive fees related to an Incentive Fee Cap for the three months ended September 30, 2023 due to the cumulative incentive fees paid exceeding 20% of cumulative pre-incentive fee net return during the applicable quarter and the 11 preceding full calendar quarters. The decrease was partially offset by a $1.8 million increase in interest expense and a $0.4 million increase in the base management fee.

Net investment income for the quarter ended September 30, 2023 was $17.4 million, or $0.53 per share, compared to $11.1 million, or $0.43 per share, for the quarter ended September 30, 2022.

For the quarter ended September 30, 2023, net realized loss on investments was $11.8 million, or $0.36 per share, compared to net realized loss on investments of $8.6 million, or $0.33 per share, for the quarter ended September 30, 2022.

For the quarter ended September 30, 2023, net unrealized depreciation on investments was $17.5 million, or $0.54 per share, compared to net unrealized appreciation on investments of $3.4 million, or $0.13 per share, for the prior-year period.

Portfolio Summary and Investment Activity

As of September 30, 2023, the Company’s debt portfolio consisted of 56 secured loans with an aggregate fair value of $679.8 million. In addition, the Company’s total warrant, equity and other investments in 102 portfolio companies had an aggregate fair value of $49.2 million. Total portfolio investment activity for the three and nine months ended September 30, 2023 and 2022 was as follows:

($ in thousands)	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2023	2022	2023	2022
Beginning portfolio	$ 715,391	$ 577,492	$ 720,026	$ 458,075

New debt and equity investments	89,435	94,627	186,988	348,347

Less refinanced debt balances	(22,500)	—	(32,500)	(25,000)

Net new debt and equity investments	66,935	94,627	154,488	323,347

Principal payments received on investments	(9,121)	(4,960)	(22,011)	(11,916)

Payment-in-kind interest on investments	3,934	—	6,088	—

Early pay-offs and principal paydowns	(16,605)	(22,000)	(68,211)	(77,517)

Accretion of debt investment fees	1,925	1,980	5,018	4,533

New debt investment fees	(1,595)	(1,474)	(2,397)	(4,259)

Warrants and equity received in settlement of fee income	80	—	169	—

Proceeds from sale of investments	(2,557)	(6,255)	(11,063)	(49,681)

Net loss on investments	(11,816)	(8,228)	(28,513)	(9,127)

Net unrealized (depreciation) appreciation on investments	(17,518)	3,442	(24,448)	1,169

Other	—	—	(93)	—

Ending portfolio	$ 729,053	$ 634,624	$ 729,053	$ 634,624

Portfolio Asset Quality

The following table shows the classification of Horizon’s loan portfolio at fair value by internal credit rating as of September 30, 2023, June 30, 2023 and December 31, 2022:

($ in thousands)	September 30, 2023			June 30, 2023			December 31, 2022
	Number of Investments	Debt Investments at Fair Value	Percentage of Debt Investments	Number of Investments	Debt Investments at Fair Value	Percentage of Debt Investments	Number of Investments	Debt Investments at Fair Value	Percentage of Debt Investments
Credit Rating
4	12	$ 150,882	22.2%	11	$ 151,399	22.2%	8	$ 93,832	13.7%
3	37	437,158	64.3%	38	460,125	67.3%	47	557,554	81.2%
2	5	76,298	11.2%	4	61,985	9.1%	2	26,822	3.9%
1	2	15,500	2.3%	1	9,800	1.4%	3	8,250	1.2%
Total	56	$ 679,838	100.0%	54	$ 683,309	100.0%	60	$ 686,458	100.0%

As of September 30, 2023, June 30, 2023 and December 31, 2022, Horizon’s loan portfolio had a weighted average credit rating of 3.1, with 4 being the highest credit quality rating and 3 being the rating for a standard level of risk. A rating of 2 represents an increased level of risk and, while no loss is currently anticipated for a 2-rated loan, there is potential for future loss of principal. A rating of 1 represents deteriorating credit quality and high degree of risk of loss of principal.

As of September 30, 2023, there were two debt investments with an internal credit rating of 1, with an aggregate cost of $41.5 million and an aggregate fair value of $15.5 million. As of June 30, 2023, there was one debt investment with an internal credit rating of 1, with a cost of $17.4 million and a fair value of $9.8 million. As of December 31, 2022, there were three debt investments with an internal credit rating of 1, with a cost of $20.9 million and a fair value of $8.3 million.

Liquidity and Capital Resources

As of September 30, 2023, the Company had $79.9 million in available liquidity, consisting of $47.3 million in cash and money market funds, and $32.6 million in funds available under existing credit facility commitments.

As of September 30, 2023, there was $25.0 million in outstanding principal balance under the $150.0 million revolving credit facility (“Key Facility”). The Key Facility allows for an increase in the total loan commitment up to an aggregate commitment of $300 million. There can be no assurance that any additional lenders will make any commitments under the Key Facility.

Additionally, as of September 30, 2023, there was $181.0 million in outstanding principal balance under the $250 million senior secured debt facility with a large U.S.-based insurance company at an interest rate of 5.85%.

Horizon Funding Trust 2019-1, a wholly-owned subsidiary of HRZN, previously issued $100.0 million of Asset-Backed Notes (the “2019 Notes”) rated A+(sf) by Morningstar Credit Ratings, LLC. The 2019 Notes bear interest at a fixed interest rate of 4.21% per annum. The reinvestment period of the 2019 Notes ended July 15, 2021 and the stated maturity is September 15, 2027. As of September 30, 2023, the 2019 Notes had an outstanding principal balance of $18.7 million.

Horizon Funding Trust 2022-1, a wholly-owned subsidiary of Horizon, previously issued $100.0 million of Asset-Backed Notes (the “2022 Notes”) rated A by a ratings agency. The 2022 Notes bear interest at a fixed interest rate of 7.56% per annum. The reinvestment period of the 2022 Notes ends November 15, 2024 and the stated maturity is November 15, 2030. As of September 30, 2023, the 2022 Notes had an outstanding principal balance of $100.0 million.

During the three months ended September 30, 2023, the Company sold 1,186,303 shares of common stock under its ATM offering program with Goldman Sachs & Co. LLC and B. Riley FBR, Inc. For the same period, the Company received total accumulated net proceeds of approximately $13.9 million, including $0.4 million of offering expenses, from these sales.

As of September 30, 2023, the Company’s net debt to equity leverage ratio was 112%, below the Company’s 120% targeted leverage. The asset coverage ratio for borrowed amounts was 179%.

Liquidity Events

During the quarter ended September 30, 2023, Horizon experienced liquidity events from five portfolio companies. Liquidity events for Horizon may consist of the sale of warrants or equity in portfolio companies, loan prepayments, sale of owned assets or receipt of success fees.

In July, HRZN received a partial paydown of $5.0 million on its venture loans to Evelo Biosciences, Inc. (“Evelo”), and HRZN and Evelo converted an additional $5.0 million of the principal amount of the outstanding venture loans into shares of common stock of Evelo.

In July, HRZN received $0.02 million in proceeds in connection with the redemption of warrants in Corvium, Inc.

In August, with the proceeds of a new loan from the Horizon Platform, Sonex Health, Inc. (“Sonex”) prepaid its previously outstanding principal balance of $12.5 million on its venture loan facility, plus interest and end-of-term payment. HRZN continues to hold warrants in Sonex.

In September, Avalo Therapeutics, Inc. (“Avalo”) paid its outstanding principal balance of $10.4 million on its venture loan, plus interest and end-of-term payment. HRZN continues to hold warrants in Avalo.

In September, with the proceeds of a new loan from HRZN, BriteCore Holdings, Inc. (“BriteCore”) prepaid its previously outstanding principal balance of $10.0 million on its venture loan facility, plus interest and end-of-term payment. HRZN continues to hold warrants in BriteCore.

In addition, in July, HRZN converted $0.5 million of the principal amount of its outstanding debt investments in Better Place Forests Co. (“Better Place”) into preferred stock of Better Place and converted $2.7 million of the principal amount of its outstanding debt investments in Better Place into common stock of Better Place.

Net Asset Value

At September 30, 2023, the Company’s net assets were $346.6 million, or $10.41 per share, compared to $307.7 million, or $11.66 per share, as of September 30, 2022, and $318.4 million, or $11.47 per share, as of December 31, 2022.

For the quarter ended September 30, 2023, net decrease in net assets resulting from operations was $12.0 million, or $0.37 per share, compared to a net increase in net assets resulting from operations of $6.0 million, or $0.23 per share, for the quarter ended September 30, 2022.

Stock Repurchase Program

On April 28, 2023, the Company’s board of directors extended the Company’s previously authorized stock repurchase program until the earlier of June 30, 2024 or the repurchase of $5.0 million of the Company’s common stock. During the quarter ended September 30, 2023, the Company did not repurchase any shares of its common stock. From the inception of the stock repurchase program through June 30, 2023, the Company has repurchased 167,465 shares of its common stock at an average price of $11.22 on the open market at a total cost of $1.9 million.

Recent Developments

On October 27, 2023, Evelo Biosciences, Inc. (“Evelo”) paid down $11.0 million of the principal amount of its loans outstanding under that certain Venture Loan and Security Agreement by and among the Company, the other lender parties therein and Evelo, dated as of December 15, 2022, as amended.

As of October 30, 2023, the fair value of the Company’s equity investment in Evelo is $1.1 million, compared to the fair value of $8.5 million shown on the Company’s Schedule of Investments as of September 30, 2023.

Monthly and Special Distributions Declared in Fourth Quarter 2023

On October 27, 2023, the Company’s board of directors declared monthly distributions of $0.11 per share payable in each of January, February and March 2024 and a special distribution of $0.05 per share payable in December 2023. The following table shows these monthly and special distributions, which total $0.38 per share:

Monthly Distributions

Ex-Dividend Date	Record Date	Payment Date	Amount per Share
December 18, 2023	December 19, 2023	January 16, 2024	$0.11
January 17, 2024	January 18, 2024	February 14, 2024	$0.11
February 15, 2024	February 16, 2024	March 15, 2024	$0.11
		Total:	$0.33

Special Distribution

Ex-Dividend Date	Record Date	Payment Date	Amount per Share
November 16, 2023	November 17, 2023	December 15, 2023	$0.05

After paying distributions of $0.33 per share and earning net investment income of $0.53 per share for the quarter, the Company’s undistributed spillover income as of September 30, 2023 was $1.23 per share. Spillover income includes any ordinary income and net capital gains from the preceding tax years that were not distributed during such tax years.

When declaring distributions, the Horizon board of directors reviews estimates of taxable income available for distribution, which may differ from consolidated net income under generally accepted accounting principles due to (i) changes in unrealized appreciation and depreciation, (ii) temporary and permanent differences in income and expense recognition, and (iii) the amount of spillover income carried over from a given year for distribution in the following year. The final determination of taxable income for each tax year, as well as the tax attributes for distributions in such tax year, will be made after the close of the tax year.

Conference Call

The Company will host a conference call on Wednesday, November 1, 2023, at 9:00 a.m. ET to discuss its latest corporate developments and financial results. To participate in the call, please dial (877) 407-9716 (domestic) or (201) 493-6779 (international). The access code for all callers is 13740672. The Company recommends joining the call at least 5 minutes in advance. In addition, a live webcast will be available on the Company’s website at www.horizontechfinance.com.

A webcast replay will be available on the Company’s website for 30 days following the call.

About Horizon Technology Finance

Horizon Technology Finance Corporation (NASDAQ: HRZN), externally managed by Horizon Technology Finance Management LLC, an affiliate of Monroe Capital, is a leading specialty finance company that provides capital in the form of secured loans to venture capital backed companies in the technology, life science, healthcare information and services, and sustainability industries. The investment objective of Horizon is to maximize its investment portfolio’s return by generating current income from the debt investments it makes and capital appreciation from the warrants it receives when making such debt investments. Horizon is headquartered in Farmington, Connecticut, with a regional office in Pleasanton, California, and investment professionals located throughout the U.S. Monroe Capital is a $17 billion asset management firm specializing in private credit markets across various strategies, including direct lending, technology finance, venture debt, opportunistic, structured credit, real estate and equity. To learn more, please visit horizontechfinance.com.

Forward-Looking Statements

Statements included herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in Horizon’s filings with the Securities and Exchange Commission. Horizon undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

Contacts:

Investor Relations:

ICR

Garrett Edson

ir@horizontechfinance.com

(860) 284-6450

Media Relations:

ICR

Chris Gillick

HorizonPR@icrinc.com

(646) 677-1819

Horizon Technology Finance Corporation and Subsidiaries

Consolidated Statements of Assets and Liabilities
(Dollars in thousands, except share and per share data)

	September 30,	December 31,
	2023	2022
	(unaudited)
Assets
Non-affiliate investments at fair value (cost of $700,932 and $721,248, respectively)	$ 695,423	$ 720,026
Non-controlled affiliate investments at fair value (cost of $39,666 and $0, respectively)	20,485	—
Controlled affiliate investments at fair value (cost of $14,216 and $0, respectively)	13,145	—
Total investments at fair value (cost of $754,814 and $721,248, respectively)	729,053	720,026
Cash	34,816	20,612
Investments in money market funds	12,457	7,066
Restricted investments in money market funds	2,838	2,788
Interest receivable	14,135	13,573
Other assets	3,945	2,761
Total assets	$ 797,244	$ 766,826

Liabilities
Borrowings	$ 435,500	$ 434,078
Distributions payable	10,991	9,159
Base management fee payable	1,080	1,065
Incentive fee payable	—	1,392
Other accrued expenses	3,098	2,684
Total liabilities	450,669	448,378

Commitments and contingencies

Net assets
Preferred stock, par value $0.001 per share, 1,000,000 shares authorized, zero shares issued and outstanding as of September 30, 2023 and December 31, 2022	—	—
Common stock, par value $0.001 per share, 100,000,000 shares authorized, 33,474,423 and 27,920,838 shares issued and 33,306,958 and 27,753,373 shares outstanding as of September 30, 2023 and December 31, 2022, respectively	35	29
Paid-in capital in excess of par	451,722	385,921
Distributable earnings	(105,182)	(67,502)
Total net assets	346,575	318,448
Total liabilities and net assets	$ 797,244	$ 766,826
Net asset value per common share	$ 10.41	$ 11.47

Horizon Technology Finance Corporation and Subsidiaries

Consolidated Statements of Operations (Unaudited)
(Dollars in thousands, except share and per share data)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2023	2022	2023	2022
Investment income
From non-affiliate investments:
Interest income	$ 23,825	$ 22,745	$ 75,695	$ 54,317
Fee income	124	509	2,255	1,729
Payment-in-kind interest income	3,777	—	5,930	—
From controlled affiliate investments:
Interest income	8	—	8	—
Payment-in-kind interest income	158	—	158	—
From non-controlled affiliate investments:
Interest income	1,246	—	1,246	—
Total investment income	29,138	23,254	85,292	56,046
Expenses
Interest expense	7,107	5,339	21,407	12,987
Base management fee	3,213	2,788	9,621	7,555
Performance based incentive fee	—	2,784	3,094	6,353
Administrative fee	441	412	1,249	1,147
Professional fees	452	314	1,558	1,163
General and administrative	392	381	1,384	1,088
Total expenses	11,605	12,018	38,313	30,293
Net investment income before excise tax	17,533	11,236	46,979	25,753
Provision for excise tax	179	100	542	306
Net investment income	17,354	11,136	46,437	25,447
Net realized and unrealized loss
Net realized loss on non-affiliate investments	(11,816)	(8,665)	(28,513)	(8,364)
Net realized gain on non-controlled affiliate investments	—	30	—	30
Net realized gain (loss) on controlled affiliate investments	—	50	—	(1,150)
Net realized loss on investments	(11,816)	(8,585)	(28,513)	(9,484)
Net unrealized appreciation (depreciation) on non-affiliate investments	180	3,442	(7,656)	(281)
Net unrealized depreciation on non-controlled affiliate investments	(19,055)	—	(18,149)	—
Net unrealized appreciation on controlled affiliate investments	1,357	—	1,357	1,450
Net unrealized (depreciation) appreciation on investments	(17,518)	3,442	(24,448)	1,169
Net realized and unrealized loss	(29,334)	(5,143)	(52,961)	(8,315)
Net (decrease) increase in net assets resulting from operations	$ (11,980)	$ 5,993	$ (6,524)	$ 17,132
Net investment income per common share	$ 0.53	$ 0.43	$ 1.54	$ 1.06
Net (decrease) increase in net assets resulting from operations per common share	$ (0.37)	$ 0.23	$ (0.22)	$ 0.71
Distributions declared per share	$ 0.33	$ 0.30	$ 0.99	$ 0.90
Weighted average shares outstanding	32,451,900	25,738,054	30,155,287	23,995,369